EXHIBIT 23.2

Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Marlborough Software Development Holdings Inc., File No. 333-179990, of our report dated August 17, 2010, with respect to the carve-out consolidated financial statements of the Business Acquired from Press-Sense Ltd. (by Bitstream Inc.) for the year ended December 31, 2009 included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Marlborough Software Development Holdings Inc.

Tel-Aviv, Israel

March 30, 2012

/s/ KOST FORER GABBAY and KASIERER
A Member of Ernest & Young Global